Exhibit 13(e)

                    Form of Administrative Services Agreement

                    FORM OF ADMINISTRATIVE SERVICES AGREEMENT
                    -----------------------------------------


                  THIS AGREEMENT, made as of the 12th day of November, 2002, by and among THE PHOENIX EDGE SERIES FUND, a Massachusetts business trust having a principal place of business located at 101 Munson Street, Greenfield, Massachusetts (hereinafter referred to as the "Fund"), and PHOENIX LIFE INSURANCE COMPANY, an insurance company domiciled in the State of New York and having a place of business located at One American Row, Hartford, Connecticut (hereinafter referred to as "PLIC"); PHL VARIABLE INSURANCE COMPANY, an insurance company domiciled in the State of Connecticut and having a place of business located at One American Row, Hartford, Connecticut; and PHOENIX LIFE AND ANNUITY COMPANY, an insurance company domiciled in the State of Connecticut and having a place of business located at One American Row, Hartford, Connecticut (for the purposes hereof, the immediately preceding insurance companies shall hereinafter be collectively referred to as the "Insurance Company").

                              W I T N E S S E T H:

         WHEREAS, Insurance Company issues variable annuity contracts and variable life policies;

         WHEREAS, the separate accounts of the Insurance Company that underlie said variable annuity contracts and variable life policies invest in shares of the Fund;

         WHEREAS, the Insurance Company is presently providing certain transfer agent and investor servicing functions for the Fund at no cost to the Fund but has now determined that it will begin assessing fees for the transfer agent and investor servicing functions that it currently provides to the Fund;

         WHEREAS, the Board of Trustees of the Fund has reviewed comparable fees charged by other providers of similar transfer agent and investor services and has determined that the proposed fee to be charged by the Insurance Company is reasonable and in line with standard industry practice;

         WHEREAS, the Board of Trustees of the Fund has also considered that the services described below will be provided at cost to the Fund by the Insurance Company;

         WHEREAS, the Board of Trustees of the Fund has determined that it is in the best interest of the Fund, its shareholders and the variable annuity contract and variable life policyholders to appoint the Variable Products Operations unit of PLIC, on behalf of each Insurance Company, to provide the services described below solely with respect to shares of the Fund that are available to shareholders who own variable annuity contracts or variable life policies now or hereafter issued by the Insurance Company; and,

         WHEREAS, the parties wish to set forth herein their mutual understandings and agreements.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency whereof being hereby acknowledged and affirmed, the parties hereto agree as follows:

ARTICLE 1         TERMS OF APPOINTMENT; DUTIES OF INSURANCE COMPANY
                  -------------------------------------------------

         1.01 Subject to the terms and conditions set forth in this Agreement, the Insurance Company agrees to provide the services described herein with respect to the authorized and issued shares of beneficial interest of the Fund (hereinafter collectively and singularly referred to as "Shares"), as owned by one or more separate accounts now or hereafter established by the Insurance Company for the benefit of purchasers of variable annuities and/or variable life insurance contracts ("Shareholders") and as set out in the currently effective registration statement of the Fund (the prospectus and statement of additional information portions of such registration statement being referred to as the "Prospectus").

         1.02 Insurance Company agrees that it will perform the following services pursuant to this Agreement:

          (a) In accordance with procedures established from time to time by agreement between the Fund and Insurance Company, Insurance Company shall:

                  i) Receive for acceptance, orders for the purchase or transfer of Shares, and promptly deliver payment and appropriate documentation therefor to the Custodian appointed from time to time by the Trustees of the Fund (which entity or entities, as the case may be, shall be referred to as the "Custodian");

                  ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the each appropriate Shareholder account;

                  iii) Receive for acceptance, redemption requests and redemption directions and deliver the appropriate documentation therefor to the Custodian;

                  iv)      In respect to the transactions in items (i), (ii) and
                           (iii) above, the Insurance Company shall execute transactions directly with broker-dealers authorized by the Fund who shall thereby be deemed to be acting on behalf of the Fund;

                  v) At the appropriate time as and when it receives monies paid to it by any Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

                  vi) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

                  vii) Prepare and transmit payments for dividends and distributions declared by the Fund, if any;

                  viii) Maintain records of account for and advise the Fund and its respective Shareholders as to the foregoing; and

                  ix) Record the issuance of Shares and maintain pursuant to Rule 17Ad-10(e) under the Exchange Act of 1934, a record of the total number of Shares which are authorized, issued and outstanding based upon data provided to it by the Fund. The Insurance Company shall also provide on a regular basis to the Fund the total number of Shares which are authorized, issued and outstanding shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

          (b) In addition to, and not in lieu of, the services set forth in the above paragraph (a), Insurance Company shall: (i) maintain all Shareholder accounts, prepare Shareholder meeting lists, mail Shareholder reports and Prospectuses to current Shareholders, compute withholding taxes on U.S. resident and non-resident alien accounts, prepare and file U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, prepare and mail confirmation forms and statements of account to Shareholders for all purchases, transfers and redemptions of Shares and other confirmable transactions in Shareholder accounts, prepare and mail activity statements for Shareholders, and provide Shareholder account information; and (ii) provide a system which will enable the Fund to monitor the total number of Shares sold in each State.

          (c)     Procedures as to whom shall provide certain of the services in
Article 1 may be established from time to time by agreement between the Fund and Insurance Company pursuant to the attached service responsibility schedule, if any. The Insurance Company may at times perform only a portion of these services and the Fund or its agent may perform these services on behalf of the Fund.

ARTICLE 2         FEES AND EXPENSES
                  -----------------

          2.01 In consideration of the services provided by the Insurance Company pursuant to this Agreement, the Fund agrees to pay Insurance Company an annual maintenance fee for each Shareholder account as set forth in Schedule A attached hereto and made a part hereof. Annual Maintenance Fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund and Insurance Company. Nothing herein shall preclude the assignment of all or any portion of the foregoing fees and expense reimbursements to any sub-agent contracted by Insurance Company.

          2.02 In addition to the fee paid under Section 2.01 above, the Fund agrees to reimburse Insurance Company for out-of-pocket expenses or advances incurred by Insurance Company for the items set out in Schedule A attached hereto. In addition, any other expenses incurred by

Insurance Company at the request or with the consent of the Fund, will be reimbursed by the Fund requesting the same.

          2.03 The Fund agrees to pay all fees and reimbursable expenses within five days following the mailing of the respective billing notice. The above fees will be charged against each Fund's custodian checking account five
(5) days after the invoice is transmitted to the Fund. Postage for mailing of dividends, proxies, Fund reports and other mailings to all Shareholder accounts shall be advanced to Insurance Company at least seven (7) days prior to the mailing date of such materials.

ARTICLE 3         REPRESENTATIONS AND WARRANTIES OF INSURANCE COMPANY
                  ---------------------------------------------------

         The Insurance Company collectively represents and warrants to the Fund that:

         3.01 Each entity is an insurance company organized and existing and in good standing under the laws of their respective states of domicile.

         3.02 It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

         3.03 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

         3.04 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

         3.05 It is exempt from registration as a transfer agent pursuant to
Section 3(a)(25) of the Securities Exchange Act of 1934.

         3.06 To the best of the Insurance Company's knowledge and belief, the Insurance Company has provided pertinent information relating to the cost of the services provided hereunder and has concluded, based on such information, that the fees and expenses hereunder are not in excess of the actual costs incurred by the Insurance Company in providing such services as of the date hereof and in any event are not disproportionate or excessive in terms of the fees and expenses that the Fund would otherwise be obligated to pay to third parties for such services.

ARTICLE 4         REPRESENTATIONS AND WARRANTIES OF FUND
                  --------------------------------------

          The Fund represents and warrants to Insurance Company that:

          4.01 All trust proceedings required to enter into and perform this Agreement have been undertaken and are in full force and effect.

          4.02 The Fund is an open-end, diversified management investment company registered under the Investment Company Act of 1940.

          4.03 A registration statement under the Securities Act of 1933 is currently effective for the Fund that is offering its securities for sale and such registration statement will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares being offered for sale.

ARTICLE 5         DATA ACCESS AND PROPRIETARY INFORMATION
                  ---------------------------------------

          5.01 The Fund acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Insurance Company as part of the Fund's ability to access certain Fund-related data ("Customer Data") maintained by the Insurance Company on data bases under the control and ownership of the Insurance Company or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Insurance Company or other third party. In no event shall Proprietary Information be deemed Customer Data. The Fund agrees to treat all Proprietary Information as proprietary to the Insurance Company and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its employees and agents:

          (a) to access Customer Data solely from location as may be designated in writing by the Insurance Company and solely in accordance with the Insurance Company's applicable user documentation;

          (b) to refrain from copying or duplicating in any way the Proprietary Information;

          (c) to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Insurance Company's instructions;

          (d) to refrain from causing or allowing third-party data acquired hereunder from being retransmitted to any other computer facility or other location, except with the prior written consent of the Insurance Company;

          (e) that the Fund shall have access only to those authorized transactions agreed upon by the parties; and

          (f) to honor all reasonable written requests made by the Insurance Company to protect at the Insurance Company's expense the rights of the Insurance Company in Proprietary Information at common law, under federal copyright law and under other federal or state law.

          Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Article 5. The obligations of this Article shall survive any earlier termination of this Agreement.

         5.02 If the Fund notified the Insurance Company that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Insurance Company shall endeavor in a timely manner to correct such failure. Organizations from which the Insurance Company may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Insurance Company arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE INSURANCE COMPANY EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

         5.03 If the transactions available to the Fund include the ability to originate electronic instructions to the Insurance Company in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information (such transactions constituting a "COEFI"), then in such event the Insurance Company shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Insurance Company from time to time.

ARTICLE 6         INDEMNIFICATION

          6.01 The Insurance Company shall not be responsible for, and the Fund shall indemnify and hold Insurance Company harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

          (a) All Actions of Insurance Company or its agent or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

          (b) The lack of good faith, negligence or willful misconduct by the Fund which arise out of the breach of any representation or warranty of the Fund hereunder.

          (c) The reliance on or use by the Insurance Company or its agents or subcontractors of information, records and documents which (i) are received by Insurance Company or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any previous Insurance Company or registrar.

          (d) The reliance on, or the carrying out by Insurance Company or its agents or subcontractors of any instructions or requests of the Fund.

          (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determinations or rulings by any federal agency or any state with respect to the offer or sale of such Shares in such state.

          6.02 Insurance Company shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by Insurance Company, or any sub-agent, as a result of Insurance Company's, or such sub-agent's, lack of good faith, negligence or willful misconduct.

          6.03 At any time the Insurance Company may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by Insurance Company under this Agreement, and Insurance Company and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Insurance Company, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided Insurance Company or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. Insurance Company, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former Insurance Company or registrar, or of a co-Insurance Company or co-registrar.

          6.04    In order that the indemnification provisions contained in this
Article 6 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in the case in which the other party may be required to indemnify it except with the other party's prior written consent.

          6.05 Insurance Company hereby expressly acknowledges that recourse against the Fund, if any, shall be subject to those limitations provided by governing law and the Declaration of Trust of the Fund, as applicable, and agrees that obligations assumed by the Fund hereunder shall be limited in all cases to the Fund and its respective assets. Insurance Company shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund, nor shall the Insurance Company seek satisfaction of any obligations from the Trustees/Directors or any individual Trustee/Director of the Fund.

ARTICLE 7         STANDARD OF CARE
                  ----------------

          7.01 The Insurance Company shall at the times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct of that of its employees.

ARTICLE 8         COVENANTS
                  ---------

          8.01 The Fund shall promptly furnish to Insurance Company the following:

          (a) A certified copy of the resolution of its Trustees authorizing the appointment of Insurance Company and the execution and delivery of this Agreement.

          (b) A copy of the Declaration of Trust and all amendments thereto of the Fund.

          8.02 The Insurance Company hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

          8.03 The Insurance Company shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, Insurance Company agrees that all such records prepared or maintained by Insurance Company relating to the services to be performed by Insurance Company hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

          8.04 The parties agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

          8.05 In case of any requests or demands for the inspection of the Shareholder records, Insurance Company will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. Insurance Company reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

          8.06 The Fund shall have the right, with reasonable notice to the Insurance Company, during normal business hours, at its sole cost, to audit on a confidential basis, any relevant books and records of the Insurance Company or its sub-licensees in order to ensure that the type and amount of fees calculated or stated to be payable by the Fund are complete and accurate.

ARTICLE 9         TERMINATION
                  -----------

          9.01 This Agreement shall become effective on the date set forth on the first page of this Agreement. Unless terminated as hereinafter provided, this Agreement shall remain in full force and effect until November 30, 2003, and thereafter only so long as its continuance has been specifically approved at least annually by the Trustees of the Fund in accordance with Section

15(a) of the Investment Company Act of 1940, and by the majority vote of the disinterested Trustees in accordance with the requirements of Section 15(c) thereof.

          9.02 Notwithstanding the foregoing, this Agreement shall terminate upon the earlier of the date one hundred twenty (120) days after written notice is sent from one party to the other requesting termination of this Agreement or the date upon which any law, regulation or interpretation thereof is rendered that would have the effect of interpreting this Agreement as a joint enterprise, joint arrangement or profit-sharing plan under governing law or otherwise requiring the Insurance Company to obtain any approvals or registrations not otherwise contemplated hereunder.

          9.03 Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund.

ARTICLE 10        ASSIGNMENT
                  ----------

          10.01 Except as provided in Section 10.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

          10.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

          10.03 The Insurance Company may, without further consent on the part of the Fund, subcontract for the performance hereof with one or more sub-agents; provided, however, that Insurance Company shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

ARTICLE 11        AMENDMENT
                  ---------

         11.01 This Agreement may be amended or modified by a written agreement executed by the parties and authorized or approved by a resolution of the Trustees of the Fund.

ARTICLE 12        CONNECTICUT LAW TO APPLY
                  ------------------------

         12.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Connecticut.

ARTICLE 13        FORCE MAJEURE
                  -------------

          13.01 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

ARTICLE 14        CONSEQUENTIAL DAMAGES
                  ---------------------

         14.01 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

ARTICLE 15        MERGER OF AGREEMENT
                  -------------------

          15.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

          15.02 This Agreement shall not be merged with or construed in conjunction with any other current or future agreement between the Fund and Phoenix Equity Planning Corporation, each and all of which agreements shall at all times remain separate and distinct.

ARTICLE 16        LIMITATIONS OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS
                  ---------------------------------------------------------

         16.01 Notice is hereby given that the Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts and was executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or Shareholders individually but are binding only upon the assets and property of the Fund.

ARTICLE 17        COUNTERPARTS
                  ------------

          17.01 This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

ARTICLE 18        MISCELLANEOUS
                  -------------

          18.01 This Agreement shall not be binding upon a party unless executed by an authorized officer of that party. This Agreement and the obligations hereunder are subject to the following conditions precedent: (a) approval by the Fund board of trustees at a meeting duly called and convened for such purpose; and (b) approval by, or filing with, as appropriate, all requisite regulatory authorities, including, without limitation, the Connecticut and New York insurance departments.

          18.02 Except with respect to the parties, nothing herein contained shall be deemed to establish any rights in favor of any third parties.

          18.03 No amendment to this Agreement shall be effective unless in writing and signed by the party against whom enforcement therefor is sought.

          18.04 No waiver of any provision of this Agreement shall be effective unless contained in a writing executed by the party against whom enforcement thereof is sought. A waiver of any specific term hereof shall not be deemed to constitute a waiver of any other term hereof, nor shall a waiver on any one or more occasions be deemed to imply or constitute a waiver of the same or any other term on any other occasion.

          18.05 If any part of this Agreement shall be held to be void or otherwise unenforceable, such part shall be treated as severable, leaving valid the remainder of this Agreement in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

                                            THE PHOENIX EDGE SERIES FUND


                                            By:
                                                --------------------------------
                                            Name: Simon Y. Tan
                                            Title: President
ATTEST:


By:
    ---------------------------------
Name:
Title:
                                            PHOENIX LIFE INSURANCE COMPANY
                                            ON BEHALF OF THE VARIABLE PRODUCTS
                                            DIVISION THEREOF


                                            By:
                                               ---------------------------------
                                            Name:
                                            Title:

ATTEST:


By:
    ---------------------------------
Name:
Title:

                                            PHL VARIABLE INSURANCE COMPANY


                                            By:
                                                --------------------------------
                                            Name:
                                            Title:

ATTEST:


By:
    ---------------------------------
Name:
Title:
                                           PHOENIX LIFE AND ANNUITY COMPANY


                                           By:
                                               ---------------------------------
                                           Name:
                                           Title:

ATTEST:


By:
    ---------------------------------
Name:
Title:

                                   SCHEDULE A
                        FEE SCHEDULE (1/1/03 - 12/31/03)

Annual Maintenance Fees shall be payable monthly in arrears and shall be based on the following formula:

                              AMFSeries = AUM x ICF

          where, AMFSeries refers to the Annual Maintenance Fee levied with respect to each respective Series,

                  AUM refers to the average assets under management for each Series as of the first day of each month during the term hereof.

                  ICF refers to the internal costs factor determined from year to year based upon such factors as proportionate investor inquiry support; shareholder trading, subsequent deposit, transfer and surrender support; confirmation activities; quarterly statement processing; and, internet support. The ICF for the 2003 fiscal year shall be 0.077%.


Out-of-Pocket Expenses
----------------------

Out-of-pocket expenses include, but are not limited to: printing, postage and handling of Fund prospectuses, statements of additional information and annual reports. The estimated out of pocket expenses for the 2002 fiscal year was $1.2 million.